Exhibit 99.1

Rackspace Technology Announces Final Results of Tender Offer

San Antonio, December 15, 2020 – Rackspace Technology™ (NASDAQ: RXT) today announced the final results for the previously announced tender offer (the “Tender Offer”) by its wholly owned subsidiary Rackspace Technology Global, Inc. (the “Company”) to purchase for cash any and all of the Company’s outstanding 8.625% Senior Notes due 2024 (the “Notes”). The Tender Offer expired at the end of the day, 12:00 midnight, New York City time on Monday, December 14, 2020 (the “Expiration Time”).

On December 1, 2020, the Company purchased $259,147,000 aggregate principal amount of Notes that were tendered at or prior to 5:00 p.m., New York City time on Monday, November 30, 2020 (the “Early Tender Time”). On December 15, 2020, the Company was advised by Global Bondholder Services Corporation, as Depositary for the Tender Offer, that after the Early Tender Time and at or prior to the Expiration Time, no additional notes were tendered in the Tender Offer.

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Rackspace Technology Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect the Company’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control. Known risks include, among others, the risks included in Rackspace Technology, Inc.’s filings with the U.S. Securities and Exchange Commission. Because actual results could differ materially from the Company’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this press release with caution. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IR Contact

Joe Crivelli

Rackspace Technology Investor Relations

IR@rackspace.com

PR Contact

Natalie Silva

Rackspace Technology Corporate Communications

publicrelations@rackspace.com